Agreement

This agreement, dated August 14. 1995. is between Educational Services Institute
(ESI) and University Online (UOL).

                                    Recitals

1. UOL is in the business of providing training online via its own computer network (the "UOL Network").

2. ESI currently offers traditional classroom training and would like to expand its scope to offer courses online.

3. UOL and ESI desire to form a business relationship to of or a number of ESI's courses online.

                                    Agreement

Course Content

ESI, in association with The George Washington University, will license to UOL particular ESI-owned or controlled course materials (including course manuals. exams, and handouts) (collectively referred to as the "Works") and make available to UOL subject matter experts and the authors of such course materials (if available) on a project specific basis.

Course Content Conversion

UOL will design, develop and otherwise "convert" Works selected jointly by UOL and ESI into high quality online courses and products ("Courses"), using its in-house instructional design and programming experts.


Course "Presentation"

ESI hereby grants UOL the right to maintain and distribute or "present" the Courses on its online network, and wherever reasonably possible. offer as an adjunct to the Courses hard copy versions of the Works as a licensed distributor. It is understood that the Works are to be sold to the public and not to other training providers.

UOL will be responsible for maintaining and presenting the Courses on its Network, which includes making or maintaining all necessary arrangements with communications carriers, computer software and hardware suppliers, as necessary.


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   *  [ ] CONFIDENTIAL  TREATMENT  REQUESTED;  CERTAIN  INFORMATION  OMITTED AND
      FILED SEPARATELY WITH THE SEC.

Marketing

UOL will promote the Courses to its distribution partners and client base. Specific terms of such distribution are subject to approval by ESI. The Courses will be promoted using the names of UOL, ESI, and The George Washington University to achieve maximum recognition.

ESI will promote and market the Courses in connection with its traditional Works offerings through its normal channels to its client base. In addition to its normal channels, ESI can market in conjunction with UOL over the UOL Network.

ESI will make reasonable space available for descriptions of the Courses in its catalogs, product lists, and marketing materials.

Pricing

UOL and ESI will jointly determine the prices at which the Courses in the online format are offered. At this point, it is conceived that customers will pay a premium for ESI's traditional classroom-taught course offerings and that the Courses, in their online format will be priced lower. The exact pricing will be determined later.

Course Registration

Ultimately, the parties expect that students will register and pay for an Courses on an online basis. Until that time, ESI will be responsible for registering students and taking payment from students who call, fax, or mail in their registrations. UOL will be responsible for registering students who chose to do so online.

Revenue Sharing and Accounting

Gross revenues earned from the Courses and online sale of the Works will be split using the following formula: ESI [ ]% and UOL [ ]%.* ESI is responsible for paying royalties from its portion of the revenues to content, accreditation, and certification providers based on established agreements between them and ESI.

Ultimately, UOL will be responsible for collecting all revenues, keeping accounts of revenues earned, and remitting to ESI its share of such revenues. Until such time that all tuition payments are made and collected on an online basis, ESI will be responsible for collecting and accounting for payments made by telephone, fax, or mail. ESI will forward registration information to UOL, and will remit to UOL, on a monthly, basis its share of revenues collected by ESI.

UOL will collect and keep account of revenues from students who register online, and remit to ESI, on a monthly basis, its share of such revenues. Each party will be responsible for collecting delinquent payments owed them. The parties expect to bill individual students on a per course basis, however, if deemed more appropriate later, billing could be on an hourly basis, tracked by the online server. Corporate clients will be billed monthly.

Approval Rights

ESI has the right to participate in the final decision of how the Works are used in UOL's Courses (i.e., editorial, design, graphics and creative input).


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     *  [ ] CONFIDENTIAL  TREATMENT  REQUESTED;  CERTAIN INFORMATION OMITTED AND
        FILED SEPARATELY WITH THE SEC.

User Support Service

UOL will provide support services and respond to user questions using its standard operating procedures.

Intellectual Property Rights

UOL and ESI will share copyrights and full distribution rights to the Courses and any derivative online or interactive versions of the Courses developed under the partnership.

ESI will own or control the copyrights to all the Works from which the online Course version will be derived.

Mutual Non-compete

After the termination or expiration of this agreement, UOL may not develop or distribute online courses based on or incorporating Works without a license from ESI.

During the term of this agreement and for three years thereafter, ESI and its affiliates will not themselves or with others develop, distribute any online product that incorporates, builds upon, or contemplates content and instructional design from the Courses developed under the partnership and where online distribution rights are licensed to UOL by ESI.

Governing Law

This agreement is governed by the laws of the Commonwealth of Virginia.

In witness whereof, the parties have signed this agreement this day of August, 1995.


Educational Services Institute                         University Online



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